WEAVER MARTIN & SAMYN

October 2, 2012

U.S. Securities and Exchange Commission

Officer of the Chief Accountant

450 fifth Street, NW

Washington, DC  20549

RE:

SECURE NetCheckIn Inc.

File No. 333-173172

Change in Certifying Accountant

Dear Sir or Madam:

The firm of Weaver Martin & Samyn, LLC was previously principal certifying accountant for SECURE NetCheckIn, Inc. (the “Company”) and reported on the financial statements of the Company for the period ended December 31, 2010.  On October 1, 2012, we were notified by the Company that we were dismissed as the principal certifying accountant.  We have read Item 4.01 of Form 8-K of SECURE NetCheckIn Inc. and agree with the statements concerning our Firm contained therein.

Very Truly Yours

/s/ Weaver Martin & Samyn, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri  64111

Certified Public Accountants & Consultants

411 Valentine, Suite 300

Kansas City, Missouri  64111

Phone: (816) 756-5525

Fax: (816) 756-2252